Exhibit 10.13
Summary of Compensation of Non-Management Directors
of Bakers Footwear Group, Inc.
As of March 16, 2006
On March 16, 2006, the compensation of the non-management directors of Bakers Footwear Group, Inc. (the “Company”) was modified as determined by the Board of Directors of the Company. The following summarizes the compensation for the Company’s non-management directors.
Non-management directors receive: (i) an annual retainer of $15,000, (ii) $1,000 per meeting attended, including committee meetings and meetings of the outside directors, provided that the chairperson of the Audit Committee will receive $1,500 per meeting of the Audit Committee and (iii) chairpersons of each committee shall receive an additional $3,000 annually. Consistent with the Company’s past practice of annual awards of stock options to non-management directors, also on March 16, 2006, each of the Company’s non-management directors was granted non-qualified stock options, subject to a five-year vesting schedule, to purchase up to 5,000 shares of common stock at the exercise price of $20.06 per share under the Bakers Footwear Group, Inc. 2003 Stock Option Plan. The Company is also obligated to indemnify its directors against certain expenses in certain circumstances under Missouri law and its charter documents.